Exhibit 10.100

SECOND AMENDED AND RESTATED
ADVISORY SERVICES AGREEMENT

SECOND AMENDED AND RESTATED ADVISORY SERVICES AGREEMENT dated as of December 23, 2005, and effective as of January 1, 2006, among SECURITY CAPITAL CORPORATION, a Delaware corporation (“Security Capital”), CAPITAL PARTNERS, INC., a Connecticut corporation (“Capital Partners”), and PRIMROSE HOLDINGS, INC., a Delaware corporation (“Primrose”).

W I T N E S S E T H:

WHEREAS, Security Capital and Capital Partners entered into an Amended and Restated Advisory Services Agreement dated as of January 1, 2004 (the “Advisory Services Agreement”) pursuant to which Capital Partners agreed to provide advisory services to Security Capital and its subsidiaries in the areas of investments, general administration, corporate development, strategic planning, stockholder relations, financial matters and general business policy for a fee of $1,550,000 per annum; and

WHEREAS, Security Capital has commenced a formal sale process in an effort to maximize stockholder value by seeking for its stockholders the highest price reasonably attainable for Security Capital, which formal sale process may involve a single transaction for the Sale of Security Capital (as defined in Section 8) as a whole, or separate transactions for the Sale of Primrose (as defined in Section 8) followed by the Sale of Security Capital; and

WHEREAS, the Board of Directors of Security Capital (the “Board”) has assigned Capital Partners, and its President and Chief Executive Officer, the responsibility to manage the formal sale process, which is currently expected to be consummated by March 31, 2006, or as soon thereafter as reasonably practicable; and

WHEREAS, the Advisory Services Agreement does not address the compensation to be paid to Capital Partners for managing the formal sale process; and

WHEREAS, the Advisory Services Agreement provides for an adjustment to the $1,550,000 annual fee in the event of a material unforeseen event; and

WHEREAS, the Advisory Services Agreement provides for automatic one-year renewal periods unless either party terminates the Advisory Services Agreement not less than 60 days prior to December 31 of the then-current year; and

WHEREAS, neither Security Capital nor Capital Partners has provided notice of termination of the Advisory Services Agreement and the parties have agreed to renegotiate the terms of the Advisory Services Agreement for the period commencing on January 1, 2006 in light of the commencement of the formal sale process, the additional responsibilities assigned by the Board to Capital Partners in connection with its management of the formal sale process and the possible Sale of Security Capital and the possible separate Sale of Primrose; and

WHEREAS, the Compensation Committee of the Board, the Audit Committee of the Board and the full Board, a majority of the members of which are independent directors, have unanimously determined that it is in the best interests of Security Capital and all of its stockholders to amend the Advisory Services Agreement to: (i) ensure that Capital Partners continues, from and after January 1, 2006, to provide regular advisory services to Security Capital and its subsidiaries, for the same $1,550,000 annual fee as currently in effect; (ii) require Capital Partners to provide 2006 advisory services to Security Capital and its subsidiaries for a period of up to six months following a Sale of Security Capital in order to provide transitional support services for the benefit of the buyer of Security Capital, thereby enhancing the value of Security Capital; (iii) in the event of a separate Sale of Primrose require Capital Partners to provide 2006 advisory services to Primrose and its subsidiaries, for a period of up to six months following a Sale of Primrose in order to provide transitional support services for the benefit of the buyer of Primrose, thereby enhancing the value of Primrose; (iv) in the event of a separate Sale of Primrose, require Primrose to pay 25% of the Fee (as defined in Section 3(a) below) payable to Capital Partners for the transitional support services for the six-month period following the Sale of Primrose, and, in connection therewith, include Primrose as a party to this Agreement; (v) provide that Capital Partners forfeits the right to one-quarter of the Fee for 2006 in the event that the Sale of Security Capital is consummated on or before March 31, 2006 and forfeit a pro rated portion of such amount in the event that a sale of the Company is consummated between April 1, 2006 and June 30, 2006; and (vi) provide Capital Partners with the opportunity to earn an Incentive Sales Bonus (as defined in Section 8) with a targeted value of $2,000,000, subject to adjustment depending upon the Per Share Consideration (as defined in Section 8) realized by the stockholders of Security Capital from the formal sale process, if Capital Partners’ management of the sale process is successful in realizing a Per Share Consideration acceptable to a majority of the independent directors on the Board, in their sole discretion, with the opportunity to earn such Incentive Sales Bonus being provided to compensate Capital Partners for the additional services it is providing in connection with the management of the formal sale process, to incentivize Capital Partners to achieve for the stockholders of Security Capital the highest Per Share Consideration reasonably obtainable and to provide a measure of employment continuation and severance for the employees of Capital Partners whose services on behalf of Security Capital will cease upon the expiration of the transitional support services period discussed above; and

WHEREAS, Security Capital and Capital Partners desire to amend and restate the Advisory Services Agreement to reflect such matters and Primrose desires to become a party to this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree, intending to be legally bound, to amend and restate the Advisory Services Agreement, as follows:

1.                                       Advisory Services.

(a)                                  Capital Partners shall, during the periods provided for in this Agreement, provide advisory services to Security Capital and its subsidiaries in the areas of investments, general administration, corporate development, strategic planning, stockholder relations, regulatory compliance, financial matters and general business policy. In the event of a Sale of Security Capital prior to the expiration or termination of this Agreement, Capital Partners shall continue to provide to Security Capital and its subsidiaries substantially similar services in type and amount as those provided by Capital Partners to Security Capital and its subsidiaries prior to the commencement of the formal sale process.

(b)                                 In the event of a Sale of Primrose prior to the expiration or termination of this Agreement, Capital Partners shall provide advisory services to Primrose and its subsidiaries in the areas of general administration, corporate development, strategic planning, regulatory compliance, financial matters and general business policy, which services shall be substantially similar in type and amount to those provided by Capital Partners to Security Capital with respect to Primrose and its subsidiaries prior to the commencement of the formal sale process.

2.                                       Advisory Periods.

(a)                                  Except as otherwise provided in Section 2(b), Capital Partners shall provide the services described in Section 1 for a period of one year commencing on January 1, 2006 and ending on December 31, 2006 and, thereafter, for successive additional one-year periods unless either party gives written notice of termination to the other party not less than 60 days prior to December 31, 2006 or the end of any such additional period, in which case the period during which Capital Partners shall provide such services shall terminate as of December 31, 2006 or the end of such additional period, as the case may be.

(b)                                 Notwithstanding anything in this Agreement to the contrary,

(i)                                     in the event of a Sale of Security Capital, this Agreement shall automatically terminate on the earlier of (A) the six-month anniversary of the consummation of the Sale of Security Capital and (B) December 31 of the year in which the Sale of Security Capital is consummated; and

(ii)                                  in the event of a Sale of Primrose, Capital Partners’ obligation to provide any services to Primrose and its subsidiaries under this Agreement, and Primrose’s obligation to pay any portion of the Fee, shall automatically terminate on the earlier of (A) the six-month anniversary of the consummation of the Sale of Primrose and (B) December 31 of the year in which the Sale of Primrose is consummated.

3.                                       Advisory Fee.

(a)                                  Security Capital shall pay to Capital Partners an advisory fee (the “Fee”) at the rate of $1,550,000 per annum for the services described in Section 1. The Fee shall be payable in equal quarterly installments, in advance, with the installment for each quarter payable on the first day of the first month of such quarter; provided that, (i) in the event that a Sale of Security Capital is consummated on or prior to March 31, 2006, Capital Partners shall not be entitled to receive the $387,500 payment for the fourth quarter of 2006 and (ii) in the event that a Sale of Security Capital is consummated after March 31, 2006 but on or prior to June 30, 2006, the $387,500 payment for the fourth quarter of 2006 shall be prorated and adjusted for the number of days elapsed during the fourth quarter of 2006 prior to the date of the termination of this Agreement pursuant to Section 2(b)(i) of this Agreement. The Fee shall be subject to an appropriate adjustment, as reasonably agreed by the affected parties pursuant to Section 9, whenever there is the occurrence of any material unforeseen event, including, but not limited to, any significant change in the scope of the operations of Security Capital or, if applicable, Primrose, such as, for example, a significant change in scope which results from any acquisition or disposition made by Security Capital or, if applicable, Primrose (other than a Sale of Security Capital or a Sale of Primrose). The Fee shall be exclusive of reasonable out-of-pocket costs incurred by Capital Partners directly in the performance of the services described in Section 1, which out-of-pocket costs shall be reimbursed in accordance with Section 4.

(b)                                 Notwithstanding anything in this Agreement to the contrary,

(i)                                     in the event of a Sale of Primrose, Primrose shall be obligated to (A) pay 25% of the next installment payment of the Fee simultaneously with the consummation of the Sale of Primrose and (B) pay 25% of any other installment payment of the Fee due during the six-month period following the Sale of Primrose at the time such installment payment is payable under this Agreement; provided, that Security Capital shall be required to pay 100% of any remaining installment payments of the Fee due after the expiration of the six-month period following the Sale of Primrose; and

(ii)                                  in the event of a Sale of Security Capital, Security Capital shall be obligated to (A) pay its portion of the next installment payment of the Fee simultaneously with the consummation of the Sale of Security Capital and (B) pay its portion of any other installment payment of the Fee due during the six-month period following the Sale of Security Capital at the time such installment payment is payable under this Agreement.

4.                                       Costs. Security Capital and, following a Sale of Primrose, if applicable, Primrose shall promptly reimburse Capital Partners for all reasonable out-of-pocket costs incurred directly in connection with the services to be provided under this Agreement to Security Capital and, if applicable, Primrose, except for rent, utilities and compensation for any employees of Capital Partners; provided that nothing in this Agreement shall be deemed to require Capital Partners to advance funds on behalf of Security Capital and, if applicable, Primrose for payment of out-of-pocket expenses. In particular, except as otherwise determined by a majority of the independent directors on the Board, in their sole discretion, no separate compensation shall be paid by Security Capital to, among any others, Brian D. Fitzgerald, A. George Gebauer, William R. Schlueter or Richard O’Connor, or their successors, who serve as officers of Security Capital, and who are also employees of Capital Partners. Such reimbursement shall be made promptly after receipt of invoices therefor submitted by Capital Partners to Security Capital and, if applicable, Primrose, from time to time.

5.                                       Acquisition Opportunities. From time to time, Capital Partners may present acquisition opportunities to Security Capital which Capital Partners believes may be appropriate for Security Capital. However, Capital Partners is under no obligation to present any or all acquisition candidates of which it is aware to Security Capital.

6.                                       Investment Banking Advisory Fee. In the event that Security Capital or any of its subsidiaries consummates any acquisition which was presented to Security Capital by Capital Partners, Security Capital shall pay an investment banking advisory fee to Capital Partners in an amount which is reasonable and customary for transactions of such size and complexity as reasonably agreed to in advance by Security Capital and Capital Partners.

7.                                       Incentive Sales Bonus. In addition to the advisory services to be provided by Capital Partners pursuant to Section 1, Capital Partners shall provide advisory services to Security Capital in connection with managing the formal sale process, including in the areas of planning such sale process, selecting and evaluating potential buyers, negotiating directly or indirectly with potential buyers and consummating a Sale of Security Capital and, if applicable, a Sale of Primrose. In exchange for such services, upon the consummation of a Sale of Security Capital, Security Capital shall pay to Capital Partners the Incentive Sales Bonus. Notwithstanding the foregoing, Capital Partners’ right to receive the Incentive Sales Bonus shall terminate if a Sale of Security Capital is not consummated on or before June 30, 2006; provided that such termination date may be extended beyond June 30, 2006 if a majority of the independent directors on the Board, in their sole discretion, determine, after considering all of the facts and circumstances at such time, that such termination date should be so extended. The Incentive Sales Bonus shall be exclusive of reasonable out-of-pocket costs incurred by Capital Partners directly in the performance of the services described in this Section 7, which out-of-pocket costs shall be reimbursed in accordance with Section 4.

8.                                       Certain Definitions. For purposes of this Agreement, capitalized terms shall have the meanings ascribed to them below:

(a)                                  “Additional Fee” means, in the event that the Per Share Consideration is greater than the Baseline Per Share Consideration, an amount equal to (i) $100,000 multiplied by (ii) an amount equal to (A) the Per Share Consideration minus (B) the Baseline Per Share Consideration.

(b)                                 “Baseline Per Share Consideration” means the baseline Per Share Consideration that has been recommended by the Compensation Committee of the Board and the Audit Committee of the Board and approved by the full Board, a majority of the members of which are independent directors, on October 24, 2005.

(c)                                  “Incentive Sales Bonus” means an amount equal to (i) $2,000,000 plus (ii) the Additional Fee (if any) minus (iii) the Reduction Amount (if any).

(d)                                 “Per Share Consideration” means the aggregate dollar value to be received by Security Capital’s stockholders in respect of each share of Class A common stock of Security Capital owned by such stockholders in connection with a Sale of Security Capital.

(e)                                  “Reduction Amount” means, in the event that the Per Share Consideration is less than the Baseline Per Share Consideration, the amount (if any) by which a majority of Security Capital’s independent directors determine, in their sole discretion, the Incentive Sales Bonus should be reduced; provided, that in no event shall any such reduction be in excess of an amount equal to (i) $100,000 multiplied by (ii) an amount equal to (A) the Baseline Per Share Consideration minus (B) the Per Share Consideration.

(f)                                    “Sale of Primrose” means either (i) the acquisition (by purchase, merger, reorganization or otherwise) of more than 50% of the outstanding common stock of Primrose by a person other than a person in which Brian D. Fitzgerald, Capital Partners or any of their respective affiliates has an ownership interest or (ii) the acquisition by any such person of all or substantially all of the assets of Primrose, in each case, prior to a Sale of Security Capital.

(g)                                 “Sale of Security Capital” means either (i) the acquisition (by purchase, merger, reorganization or otherwise) of more than 50% of the outstanding common stock of Security Capital by a person other than a person in which Brian D. Fitzgerald, Capital Partners or any of their respective affiliates has an ownership interest or (ii) the acquisition by any such person of all or substantially all of the assets of Security Capital, in each case, at a Per Share Consideration which a majority of Security Capital’s independent directors determine, in their sole discretion, is acceptable.

9.                                       Amendment and Modifications; Further Agreements. Subject to applicable law, this Agreement may be amended, modified or supplemented only by the written agreement of Security Capital and Capital Partners; provided that any amendment, modification or supplement that affects the rights or obligations of Primrose shall also require the written consent of Primrose. For purposes of this Agreement, Security Capital shall act only with the approval of a majority of Security Capital’s independent directors acting in their sole discretion.

10.                                 Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.                                 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

12.                                 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SECURITY CAPITAL CORPORATION

By:	/s/ Richard O’Connor
Name: Richard O’Connor
Title: Controller

CAPITAL PARTNERS, INC.

By:	/s/ Brian Fitzgerald
Name: Brian Fitzgerald
Title: President and CEO

PRIMROSE HOLDINGS, INC.

By:	/s/ Jo Kirchner
Name: Jo Kirchner
Title: President and CEO